FORM 8-A/A

AMENDMENT NO. 1

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GATEWAY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-6404 (Commission File Number)	44-0651207 (I.R.S. Employer Identification Number)

1415 Louisiana, Suite 4100, Houston, Texas 77001
(Address of principal executive offices, including zip code

(713) 336-0844
(Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   [X]

Securities Act registration statement file number to which this form relates:
________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of class)

Item 1.                   Description of Registrant's Securities to be Registered.

Gateway Energy Corporation. (the “Company”) hereby supplements Item 1 to reflect the following developments with respect to its Series A Preferred Stock:

On May 10, 2010, the Board of Directors of Gateway Energy Corporation (the "Company") approved Amendment No. 1 to the Rights Agreement, which amends the Rights Agreement, dated February 26, 2010 between the Company and American Stock Transfer and Trust Company, LLC ("Rights Agreement").  The amendment reduces the maximum term of the Rights Agreement from ten years to three years, and provides that the Rights described in the Rights Agreement will expire on May 10, 2011, unless prior thereto the Rights Agreement is approved by holders of a majority of the shares of Common Stock present, in person or by proxy, at a meeting of stockholders duly called and held.

The foregoing description of the Amendment No. 1 does not purport to be complete, and is qualified in its entirety by reference to the full text of Amendment No. 1, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 10, 2010 and is incorporated herein by reference.

Item 2.                   Exhibits.

The following exhibits are filed as a part of this Registration Statement:

1.
Amendment No. 1 to the Rights Agreement, dated as of May 10, 2010, between Gateway Energy Corporation and American Stock Transfer and Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on May 10, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GATEWAY ENERGY CORPORATION

Date: May 18, 2010	By:	/s/ Robert Panico
Robert Panico, President and Chief Executive Officer